Exhibit 99.2

KEWAUNEE®

ANNUAL SHAREHOLDER SPEECH

AUG 27, 2025

ANNUAL SHAREHOLDER SPEECH AUG 27, 2025

Kewaunee Scientific Corporation

Annual Shareholder Speech

August 27, 2025

Good morning. I would like to extend a warm welcome to our shareholders who have set aside time to join us today at Kewaunee’s 2025 annual shareholder meeting. This year’s meeting is again being conducted virtually, providing our shareholders with a more accessible format in which to participate.

Before proceeding, a brief comment regarding forward-looking statements.

Additionally, please see the notice regarding any non-GAAP measures included in today’s financial review.

Today, we’ll be discussing highlights from our recently completed fiscal year, ended April 30, 2025, as well as an update on our outlook and strategic direction.

There will be time for questions at the end of the presentation, and we will take as many as possible. If you are logged in as a shareholder and have questions, you are welcome to submit them online during the presentation. Finally, all materials will be posted to the investor information section of our website for future reference.

Fiscal year 2025 was marked by exceptional performance from our Kewaunee team. The Company delivered excellent financial results and closed the year with a robust and healthy backlog.

These results reflect the consistent execution and dedication of our global team. They are also a testament to the valuable support of our channel partners, who bring our solutions to customers across multiple end markets that rely on Kewaunee’s portfolio to advance critical priorities and create amazing laboratory spaces.

A full recap of the Company’s financial performance can be found in our annual report and Form 10-K, located on our website, but here are a few highlights I would like to call out:

•	Sales during fiscal year 2025 were $240.5 million, an increase of 18.0% compared to sales of $203.8 million from the prior year.

•	Pre-tax earnings for the fiscal year were $14.8 million compared to pre-tax earnings of $13.1 million for the prior year.

•	Net earnings for the fiscal year were $11.4 million, compared to net earnings of $18.8 million for the prior year.

•	Diluted earnings per share were $3.83, as compared to diluted earnings per share of $6.38 in the prior fiscal year.

•	EBITDA for the fiscal year was $21.6 million, compared to $16.6 million for the prior fiscal year.

•	The Company’s order backlog was $214.6 million on April 30, 2025, a slight decrease from $221.6 million on January 31, 2025, and an increase from $155.6 million on April 30, 2024.

Fiscal 2025 was also a historic year for the Company as we successfully completed the acquisition of Nu Aire, Inc. on November 1, 2024. During the fiscal year, the Company incurred costs associated with the acquisition and integration of Nu Aire. Fiscal year results were also impacted by purchase accounting related to the write-up of various assets on Nu Aire’s books.

For comparative purposes, we will present prior year results adjusted for two non-recurring transactions that occurred in the prior year fourth quarter. These include the annuitization of our pension obligation with its corresponding one-time book tax benefit and the partial release of the Company’s valuation allowance. We believe that communicating these impacts and reporting adjusted financial metrics helps investors better understand our financial performance. Some of these adjusted highlights include the following:

•	Acquisition, integration, and purchase accounting costs in the aggregate for fiscal year 2025 were a $6.0 million reduction to pre-tax earnings and a $4.9 million reduction to EBITDA.

•	After adjusting for these costs, adjusted pre-tax earnings for the fiscal year were $20.8 million compared to adjusted pre-tax earnings of $17.1 million for the prior year, an increase of 21.5%.

•	Adjusted net earnings were $16.0 million compared to adjusted net earnings of $12.3 million in the prior year.

•	Adjusted EBITDA for the fiscal year was $26.5 million compared to Adjusted EBITDA of $20.7 million in the prior year.

•	Adjusted diluted earnings per share were $5.37 compared to prior year adjusted diluted earnings per share of $4.19.

•	Further details are presented in the Adjusted Consolidated Statement of Operations Reconciliation schedule.

As mentioned, in November of this past year, Kewaunee took a significant step forward in our growth journey with the acquisition of Nu Aire, Inc., a pioneer in laboratory equipment and biosafety solutions. This move was guided by a clear strategic intent: To bring together two market leaders with complementary strengths, shared values, and a common vision for the future of laboratory innovation.

With Kewaunee’s century-long leadership in designing and furnishing advanced lab environments, and Nu Aire’s six decades of excellence in biosafety and containment equipment, we now offer a broader, more powerful portfolio of solutions.

As the focus of research shifts from small to large-molecule research, we anticipate a rise in demand for more specialized equipment, such as isolators, biosafety cabinets (BSCs), and advanced laminar airflow systems, in which Nu Aire is a recognized leader. To succeed in tomorrow’s market, it was imperative that we expand our product offerings to satisfy these evolving needs.

With the addition of Nu Aire to Kewaunee’s portfolio, we can now deliver a comprehensive suite of lab solutions, allowing us to be better equipped than ever to advance safety, performance, and scientific discovery.

In addition to the strategic advantages of the acquisition, the partnership between Kewaunee and Nu Aire also benefits from a cultural alignment. Over the past several months, we’ve focused on thoughtful integration, aligning operations, sharing ideas, and fostering collaboration across our teams while preserving the strengths that make each organization unique.

At Kewaunee, we believe in empowering the scientific community with spaces that inspire, innovate, and integrate. Serving on the forefront of life sciences, education, healthcare, industrial, petrochemical, and government research, we deliver unparalleled laboratory environments tailored for every research and development endeavor.

Our customers operate within multiple end-use markets, which require high-quality laboratory furniture and technical products to furnish their environments. These markets tend to enjoy a durable, long-term growth trend with consistent funding from private and public parties.

We are proud to serve customers whose projects are often fundamentally tied to advancing health and wellness, bringing both long-term stability and a high level of purpose to our operations:

In healthcare and biomedical research, federal and private investment continues to prioritize public health initiatives, from mental health research to advancements in critical treatments. Kewaunee’s solutions are engineered for these high-stakes research spaces, offering containment and compliance with the strictest safety standards.

Similarly, in the educational sector, where R&D spending by academic institutions drives innovation, Kewaunee’s versatile lab furniture equips university labs that shape future scientists and foster a spirit of discovery.

For industrial and government research focused on safety and sustainability, Kewaunee’s solutions reduce environmental impact while meeting rigorous safety needs.

By delivering comprehensive, integrated lab environments, Kewaunee supports the mission of diverse scientific and health-focused markets, reinforcing our legacy of empowering discovery and innovation worldwide.

As I reflect on the past year, I would like to take a moment to recognize the teams and individuals who continue to play a key role in Kewaunee’s success.

I believe we have the best channel partners in the business. Our collaborative way of serving our customers is producing results in the marketplace as we continue to win our fair share of projects across all industries we serve. This has never been more evident than in the consistent strength of our backlog in recent fiscal years, highlighting a healthy demand across most end-markets.

Our fiscal 2025 results were driven by the exceptional performance of our team and the strength of our trusted partners. Together, we’ve deepened our relationships, enhanced our operations, and invested in growth across our network. As Kewaunee has made strategic investments in our capacity and infrastructure, our channel partners have likewise expanded their capabilities and reach. This shared momentum is fueling our continued success.

Grounded in over a century of steady progress, we are excited to enter a natural progression of our journey to pursue purposeful growth through both organic and inorganic means.

We believe that our industry presents meaningful opportunities for consolidation. As such, we will actively pursue strategic acquisitions that complement our existing businesses, enhancing our product offerings, expanding our geographic reach, and strengthening our distribution channels.

The recent acquisition of Nu Aire presented a unique opportunity for Kewaunee to expand our capabilities, allowing the combined organization to better meet the diverse needs of end-users. Nu Aire’s established distribution partners reach regions where Kewaunee has not previously had a presence. This move accelerated the Company’s vision of becoming the market leader in the design and manufacturing of laboratory furniture and technical products essential for outfitting the laboratories of tomorrow.

At Kewaunee, we believe that legacy matters. With nearly 120 years of continuous operation, we have built our reputation on trust, reliability, and long-term relationships. As a publicly traded company with strong governance practices and a conservative, disciplined approach to operating the business, Kewaunee provides a unique and stable platform for companies seeking a thoughtful succession or exit strategy. We believe in honoring what made a business successful in the first place, maintaining its legacy long into the future. We act thoughtfully and decisively, minimizing bureaucracy that can hinder execution.

We operate with transparency and remain committed to preserving the culture, people, and customer relationships that founders and families have worked so hard to build. Unconstrained by short-sighted pressures, we focus on making sound, long-term investment decisions that support the future of the business.

For business owners who care deeply about their legacy, their team, and the future of their company, Kewaunee offers more than capital — we offer stewardship, continuity, and a partner they can trust for the next chapter.

Kewaunee is a company of passionate, talented, and motivated people. We embrace collaboration and creativity and encourage the use of innovative ideas to help our team address the complex challenges in today’s marketplace. Our team is deeply committed to creating a culture of safety, quality, and innovation.

Kewaunee’s Associates work tirelessly to ensure that every aspect of our operation is optimized for maximum effectiveness. Whether we are serving our customers, collaborating with each other, or tackling new challenges, we always approach our work with a focus on excellence.

This dedication is what empowers our teams to lead, collaborate, and drive meaningful advancements across our organization.

Our Associates are our foundation and stand at the center of our success. Their talent, passion, and commitment to excellence are what set Kewaunee apart, and we are committed to fostering an environment where every member of our team can thrive.

Through cross-functional collaboration, leadership and team feedback avenues, and day-to-day problem solving and goal setting, our teams are empowered to lead with accountability and deliver the results that move Kewaunee, and our industry, forward.

As we look forward, we are not standing still. Our culture will continue to be a powerful force, fueling our ability to adapt, grow, and deliver lasting value for our customers, communities, partners, and shareholders.

As I close, I want to take a moment to thank the Company’s global Associates for their commitment and hard work over the past year. I also want to thank our many loyal customers, dealers, and our national stocking distributor for their support.

I would also like to thank our many shareholders for your continued support. Kewaunee’s future is bright, and I am excited to continue building on our momentum in fiscal 2026. Please note that Kewaunee will be releasing earnings for the first quarter of the Company’s fiscal year 2026 after the close of business on September 10, 2025.

We will now open the floor for questions.

P.O. Box 1842 I Statesville, NC 28687 | Phone: (704) 873-7202 I Fax: (704) 873-1275 I www.kewaunee.com